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Below is a transcript of excerpts from the SunTrust Q2 2019 Earnings Call held by SunTrust Banks, Inc. on July 18, 2019.

[…]

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Great. Thanks, Allison. Overall, we had a good quarter and it was further validation of the success we continue to have in investing in growth opportunities, diversifying our business mix and loan portfolio and improving our efficiency. While the rate environment masks much of our core business progress, we feel good about the underlying momentum across the company.

The overall momentum we have continue to validate my view that SunTrust on a stand-alone basis is approaching the proposed merger with BB&T from a position of strength. Individually, we’re 2 strong companies and together we’re creating the premier financial institution.

With that, let me provide a bit of progress and update on the merger and most of that’s on Slide 14. Overall, we’re very pleased with how well the progress is proceeding and, more importantly, how well our teams are working together. We’ve developed strong levels of partnership and alignment and there is just a really strong sense of excitement for the future opportunities we’re going to have together as Truist. The executive management team continues to meet weekly to plan for the merger and those conversations are going extremely well. Together, we’re making good progress on key decisions, about important issues like organizational design, system selections, desired future state and decisions that really help define our new culture.

Relatively, we had 2 cascades of organizational announcements, which named approximately 1,000 leaders. These leaders reflect top talent from both companies, a really great balance between BB&T and SunTrust, good levels of diversity from every perspective including background, experience. From an integration standpoint, we have approximately 50 work streams underway. We’ve identified several thousand applications between the 2 companies. We grouped them into 100-or-so ecosystems. We’re now beginning the system selection process. This requires a great amount of thoughtfulness, and we’re focused on selecting the best of the best while also mitigating integration risk.

On the regulatory front, we continue to work closely with the Federal Reserve, the FDIC and the DOJ. We submitted our joint capital plan at the beginning of May. In addition, our teams have really been working well together to provide timely responses to the request for information.

We’ve made several key announcements regarding our community investment levels. First, we announced that we would double our community investment and philanthropy levels in our respective headquarter cities of Atlanta and the Piedmont Triad area. Second, on Tuesday, we announced our Community Benefits Plan, which calls for $60 billion of investment across multiple dimensions over the next 3 years. And today, we announced an incremental $205 million contribution to the SunTrust Foundation. Combined, these announcement should reinforce our commitment to supporting and investing in the communities, in which we are very fortunate to be a part. Kelly and I thought about this merger not just in the context over the next 3 to 5 years, but really the next generation. And these investments are going to strengthen all of those communities for decades to come.

We’re working very hard to lay the groundwork for the new company culture. This is a significant amount of work underway, which was formally launched with our culture survey between both companies back in May. The results of this survey and additional work are really encouraging. It only reinforces our beliefs that these 2 companies are far more alike than they are different. Our teams going to dive deep into the results and discuss more about what we want Truist to represent. This is really a rewarding work that we’re doing together.

And finally, perhaps the most important accomplishment in the first quarter was announcement of our new name, Truist. That was a culmination of an extensive and thoughtful and rigorous process. Right now, Truist, of course, is just a name, but from here, it’s what we’re going to make it. We’re really excited about the opportunity to come together and make Truist one of the strongest brands in financial services. So you can see we’ve been quite busy in the last few months, and I can say personally that it’s been some of the most fun, rewarding and fulfilling work in my career. There are a number of important activities and gating items that must be achieved in the next few months, and at this point, we’re targeting a close late maybe in the third quarter or early fourth quarter.

Overall, I’m just really incredibly pleased with the progress we’ve made in such a short period of time. More importantly, the more time we spend together as a new management team, the more that our teams work together, we’re just becoming more optimistic about the opportunity that we have in front of us. We know that Truist will do so much more for our clients, our teammates, our associates, communities and shareholders than we could have ever done on our own, and we look forward to executing on this incredible potential.

Lastly, I’ll be remiss if I didn’t thank our teams. I know how hard everyone is working to serve our clients every day, deliver results for our shareholders, invest in our communities, all while planning for this important merger. Everyone have a lot on their plate, but our team also know that they’re part of making history.

So with that, let me turn it back over to you, Ankur.

Ankur Vyas – SunTrust Banks, Inc. – Director of Investor Relations & Assistant Treasurer

All right. Thank you, Bill. David, we’re now ready to begin the Q&A portion of the call.

Operator

(Operator Instructions) And our first question will be from the line of John McDonald with Autonomous Research.

John Eamon McDonald – Autonomous Research LLP – Senior Analyst Large-cap Banks

I wanted to ask just a near-term question for Allison. Could you give us a little more color, Allison, on the drivers of the NIM pressure near term between short and long range when you think about next quarter, maybe the fourth? What pressure is coming from the short end and which is coming from longer out on the curve?

Laura Allison Dukes – SunTrust Banks, Inc. – Corporate Executive VP & CFO

Sure. Thanks, John. Why don’t I — let me answer that with just what’s kind of behind the guidance of the 7 to 9 basis point decline to NIM for the third quarter. The majority of that is our assumption that we would get a 25 basis point decline in rates in July, the 2 months of that and combined with that, we actually expect deposit cost to be pretty stable in the third quarter relative to the second quarter. So our expectation is that deposit betas will initially lag for the first rate cut or 2, just as they did on the way up. And so that in and of itself is about 5 basis points of the decline and that’s really obviously the impact of the short end there. There are a few other components in our guidance day count, as I mentioned, is a headwind of 1 basis point. We would expect premium am to continue increasing in the MBS portfolio and that’s about 1 basis point as well. And then finally, if loan growth continues to outpace deposit growth, then we would fund that with wholesale funding, which is positive for NII, but it is negative for net interest margin. So our expectation is really more around the impact to the short end of the curve. It’s less focused on the long end with an assumption that a lot of that has been priced into the end of the curve at this point.

Operator

Next question comes from the line of Ken Usdin with Jefferies.

Kenneth Michael Usdin – Jefferies LLC, Research Division – MD and Senior Equity Research Analyst

Just a question on the fee side. Good to see the investment banking balance after that slowish first quarter and, Al, I think you mentioned about the connectivity continuing to increase. Can you talk about just how the pipelines look? I think in your prepared comments in the release, you mentioned that syndicate and financings were down year-over-year. What’s just the status of the financing market in the businesses that are most important to you guys as far as the pipeline banks?

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Yes, in fact the good news as you highlighted is our model now is very diversified, so we don’t sort of have one dependency of one segment of our business. 10 years ago, that would have been much more highly weighted towards the financing market. Now with equity in this quarter being strong, M&A having a really good pipeline for the later half of the year, we feel good about where we are in the business. Pipelines are generally solid. They’re solid across the areas like M&A. They’re solid across areas like equity and the places that really are driven by the advice. So the places where we’re in with clients and driving really strong discussions with CEOs and Boards and being advice-driven is part of what’s motivating that. We had good increase in left lead, the deal count was up, investment grade bond market was good. So I think the good news is I feel positive about the next half of the year. It’s hard just how to do this by quarter, but I feel really good about the next half of the year. And I feel good because we’ve got more than one cylinder. We’ve got several cylinders that are firing.

Operator

Next question will be from the line of Betsy Graseck with Morgan Stanley.

Betsy Lynn Graseck – Morgan Stanley, Research Division – MD

A couple of questions. One, wanted to just touch base on the commercial loan growth. You had nice solid growth this quarter. And wanted to understand if you feel like there was an opportunity for that to ramp. We’ve seen some other folks with even faster levels of C&I loan growth and you’ve typically been a standout in this space. So wanted to get a sense as to what’s going on there.

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Yes. Betsy, we sort of — I don’t plan the loan growth. We sort of plan the business activity and I sort of start with looking at what’s happening with production. Production in both the first quarter and the second quarter were strong. Matter of fact, production in the second quarter was ahead of the first quarter. So if I look at sort of core business and where we are from a growth standpoint, I feel really good about that. Pay downs were a little higher in the second quarter, so that’s sort of got the balance up a little bit differently. And it was really broad-based. Really good growth in CIB, good growth from the asset finance, good growth back to the last question on advice-based businesses. So CapEx, M&A, revolver utilization was just like the second quarter and a little higher than it’s been in the past several quarters. Commercial is also really solid and a lot of the places where we targeted investments like Aging Services and new markets. CRE was up as Allison noted on new capabilities. And then, of course, the consumer side really benefiting from the investments we’ve made in LightStream and partnerships and some of the changes that we’ve seen in the auto side, which is a good reflection of consumer health. So I don’t think about loan growth quarter-to-quarter. Really, I think about it sort of production and pipelines and those all feel really good. If we would have said, gosh, the first quarter was exceptional, we would have said that was really, really high growth and we would have said, gosh, what does that mean relative to anything. And we’d like to look at it over a period of time and feel like the fundamentals are really solid for us.

Betsy Lynn Graseck – Morgan Stanley, Research Division – MD

Got it. Okay. And then a follow-up on credit in the Consumer portfolio. You’ve got a lot of different types of lending relationships, you’ve got direct via the branch, you’ve got via the call center, you’ve got via the mobile web, you’ve got via partners — retail partners. Could you give us a sense as to how you’re seeing differences between those different channels or customer types? Or how credit is differentiated, if at all, either on delinquencies or charge-offs? Is there any sense of differentiation based on channel and engagement with the client on the consumer side?

Laura Allison Dukes – SunTrust Banks, Inc. – Corporate Executive VP & CFO

Yes. Thanks, Betsy. This is Allison. No, I’d say the short answer is no. We don’t see a difference in credit quality as it relates to the sourcing of loan growth across different channels. Certainly, there’s difference in risk-adjusted return profiles across some of our different asset classes. I’d say just even in LightStream last year as we started to shift our strategy to increase production to different purpose loans inside of LightStream, specifically home improvement and debt consolidation, you did start to see slight differences in terms of the charge-off profile, but with that, you get much stronger risk-adjusted returns. So we really look at our asset quality across different products, and we don’t see a difference in the actual credit quality itself across the different channels. We use the exact same risk appetite profile and credit approval process regardless of channel.

Operator

(Operator Instructions) Next will be from the line of Matt O’Connor with Deutsche Bank.

Matthew D. O’Connor – Deutsche Bank AG, Research Division – MD in Equity Research

It seems like the outlook on the tax rate is a little bit lower than what you had thought before. I’m just wondering what drives that. And then more importantly, does those factors carry forward to the combined company?

Laura Allison Dukes – SunTrust Banks, Inc. – Corporate Executive VP & CFO

Yes. Thanks, Matt. The outlook has been evolving, I would say, in the 18 months or so since tax reform was passed just as we continue to refine our planning in a different environment relative to our expectations. First half of ‘18, I think, we started to really hone in on what our tax profile would look somewhere around the end of ‘18, beginning of ‘19. Obviously, we had some discrete tax benefits this quarter, but the guidance here, I gave 17% to 19% is our stand-alone tax expectation. In terms of what that will look like for Truist, it’s too early to say. There is going to be a significant amount of planning and tax strategy obviously once we bring the 2 profiles together.

Matthew D. O’Connor – Deutsche Bank AG, Research Division – MD in Equity Research

And sorry, just to clarify, the tax rate for the third quarter was at 17% to 18% or 17% to 19%?

Laura Allison Dukes – SunTrust Banks, Inc. – Corporate Executive VP & CFO

It was 17% to 18%, and then if you model up on an FTE basis, it’s 19% to 20% just in terms of third quarter expectations and pretty consistently from there.

Matthew D. O’Connor – Deutsche Bank AG, Research Division – MD in Equity Research

Got it. And the 17% to 18%, I think, is down from the 18% to 20% on the same basis, right?

Laura Allison Dukes – SunTrust Banks, Inc. – Corporate Executive VP & CFO

It is. I mean it’s modestly down if you go back a few quarters, but it really is as we just continue to refine our planning.

Operator

Next question is from the line of Mike Mayo with Wells Fargo Securities.

Michael Lawrence Mayo – Wells Fargo Securities, LLC, Research Division – Senior Analyst

Bill, you’ve mentioned closing late third quarter or early fourth quarter, whereas I thought the closing before was going to be late third quarter until the end of the year. So am I interpreting that correctly why the increased confidence on the time of closing?

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Yes. Don’t over-interpret what I said. We’re obviously not in control of that final date. I’m just making the comment based on the work that we’ve done and back and forth that we’re having and — but we don’t have any indication that it’s going to be at any particular time.

Michael Lawrence Mayo – Wells Fargo Securities, LLC, Research Division – Senior Analyst

Okay. Then I have a personal question for both, you Bill and Allison. Allison, just between us. So, Allison, you’re not making the trip to the new firm, and so for the timing merger was announced till now, you’ve decided not to do so. And if you could just share what differently, what’s your thought process because that’s a question some people ask? And then, Bill, you’re going to have to take a backseat for a while. You’ve been CEO a decade and now you’re going to be the #2 person and that can’t be very easy. So how are you going to manage that? What if, Kelly says, hey, invest here and you say don’t invest and you’re overruled, that’s not an easy situation to be in.

Laura Allison Dukes – SunTrust Banks, Inc. – Corporate Executive VP & CFO

Okay. How about I take this one first. I’d say, extremely consistent with exactly what we conveyed in our call back in April. I made the decision in that time frame that for very personal reasons from a geographic standpoint that we wanted to remain in Atlanta. And so that was a difficult decision and one that I obviously didn’t take lightly and I’m incredibly excited about the opportunity SunTrust and BB&T have come together. But for me, it was the right thing for me to do to remain in Atlanta and there was nothing more or less behind that decision.

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Yes. I would say, with regards to Allison Dukes, she a bigger fan than Bill Rogers and whatever she does. I hope I get a chance to invest in it so I may just sort of say that and exactly as she described. In terms of me personally, I mean obviously I entered into this with that full knowledge and have taken a small step backward to take a great leap forward. I feel great about it. And in fairness, I feel better about it every day. I mean I might not have done this with everybody, but I was willing to do with Kelly King because he is a great partner. I have a lot of respect for him. We share a lot of the same hopes and dreams for the future and operate in a lot of similar matters. He’ll be the CEO, not confused about that. We have a transition plan, which will be great. Kelly and I will walk all of that to be seamless. So nobody is even going to miss a beat as part of that. But in fairness, it was my choice, and I did it with a great partner and every day, we’re working on this together. I feel better about my choice.

Michael Lawrence Mayo – Wells Fargo Securities, LLC, Research Division – Senior Analyst

And then last follow-up, if I could.

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Sure.

Michael Lawrence Mayo – Wells Fargo Securities, LLC, Research Division – Senior Analyst

When you disagree, which if you’re not disagreeing, maybe you’re not expressing your view and if you’re going to disagree at times, how do you handle those disagreements? What’s the process between you and Kelly and maybe other senior managers?

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Well, first of all, I mean, we both have a collaborative approach. So what I like as we both have the same approach, we like to take a lot of opinions, we like to reach consensus as best we can. But look, when the buck stops, the buck stops and there is one CEO and that’s clear. And I’ll be a great partner in that process. I haven’t — we literally haven’t had a situation yet, not that we didn’t disagree or that we didn’t have different views, but that we didn’t have a great resolution. And I think the best evidence is look at the amount of decisions we’re making today already. I mean these are the hardest decisions you make in your career, talent and resources and capital investment and systems, and we’re doing all that in a condensed time frame and, I think, doing it really extremely well. And I feel I just couldn’t — I couldn’t feel better about my decision.

Operator

Next will be from the line of John McDonald with Autonomous Research.

John Eamon McDonald – Autonomous Research LLP – Senior Analyst Large-cap Banks

Wanted to ask in terms of the current environment, when I think about deposit growth, are you feeling a tangible impact from other banks and non-banks that are using national digital strategies and offering competitive rates? Is that impacting your deposit growth and pricing strategies?

Laura Allison Dukes – SunTrust Banks, Inc. – Corporate Executive VP & CFO

I wouldn’t say, John, that it’s impacting growth. It certainly impacts our strategy and the overall competitive just pricing dynamics that are out there. And so we pay attention to it. We look at it as we look at all of our different competitors that are our more traditional competitors and these nontraditional competitors. I don’t think it’s having a material impact though on it yet, and I think it’s going to be interesting to watch it on a down rate environment. This is why a lot of folks are doing it. We’re learning from it, and we’re certainly learning, watching from a competitive standpoint as well.

John Eamon McDonald – Autonomous Research LLP – Senior Analyst Large-cap Banks

Okay. If I can ask, Bill, in terms of technology and when you think about Truist, one of the drivers of the deal was to have more money to invest in technology. What are SunTrust’s historical strengths in the area of technology and maybe gaps and what are BB&T’s on the other hand?

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Yes. I mean the really great part of this process is that we just have a lot of complementary strengths that we can — we’re doing these best-of-breed type selections. If you sort of put them in some big categories, BB&Ts really invested significantly in the last several years in the core infrastructure, bank data center and I would say sort of world-class capabilities. And that’s more like an opportunity thing that you don’t have to invest in the future because now we have something that we can come to that has lots and lots and lots of capacity. Things like GL, they’ve invested in significantly. So we migrate to a new GL that’s another opportunity that SunTrust wouldn’t have to invest over the next decade. I think we come to it with some strengths and areas like LightStream as an example sort of on the digital side. We come to some strengths with usage of APIs and things like SmartGUIDE, some cloud-based technologies. So we sort of get the best of both worlds. We get a really, really strong infrastructure and then this is how do you create agility and speed relative to that infrastructure. I think we both bring really, really good strengths and every day we’re at this. You can just see more opportunities in that regard.

John Eamon McDonald – Autonomous Research LLP – Senior Analyst Large-cap Banks

Got it. If I could just sneak in one more. If we think about SunTrust Robinson Humphrey, Bill, I guess near term, what’s your outlook for the second half of the year in the capital markets environment? And then looking out to Truist, is there an opportunity to cross-sell into BB&T where those folks might not have seen that kind of exposure before?

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Yes. I think the second half of the year will be better than the first half of the year based on everything I see right now, momentum and pipelines and general business focus and places where we’ve invested. And absolutely, it will be one of the really tremendous opportunities with Truist. And those plans are underway. Those discussions are going on. We’re creating infrastructure and planning and on how we’ll make that happen. The BB&T associates are really excited about expanding their capacity and capabilities, and Suntrust teammates are really excited about working together and creating an incredible momentum and incredible opportunity for clients of both companies. So I think it’s actually one of the top things that will be focused on.

Operator

And we have a question from the line of Ken Usdin with Jefferies.

Kenneth Michael Usdin – Jefferies LLC, Research Division – MD and Senior Equity Research Analyst

Just I had one follow-up on commercial real estate business. BB&T has been kind of calling their business down. It’s been one of your best growth areas in the last year, so — albeit from a very low base and then also this quarter, we saw what was, I think, maybe a record or one of the best CRE income fee lines. How are you guys just thinking about continuing to push on that growth? And what it might look like on the CRE side when you get inside the combined company?

William Henry Rogers – SunTrust Banks, Inc. – Chairman & CEO

Yes. I think I should have lot of alignment. If you sort of look at the places, so where BB&T is down are the same areas that we’re down, construction would be an example. So that sort of front-end part. We don’t view the world sort of any differently about where things are going. We strategically build capacity for bridge lending related to agency products, permanent loans for stabilized properties, credit secured by multi-diversified pools. So we have a strategy that’s related to that. I don’t think that’s any indication that we have a different view on real estate and CRE. I should just view it as an opportunity to come together and create more capacity in that area. And then on the fee side, that’s just strategies that we had in structured real estate and I would think those will be strategies that will continue in Truist, and matter of fact I think we’ll have more opportunity in that side on the fee side. So I don’t view it as a difference. It’s just another example of the complementary businesses that we’re bringing together with SunTrust and BB&T.

Ankur Vyas – SunTrust Banks, Inc. – Director of Investor Relations & Assistant Treasurer

David, it looks like there are no more questions in the queue. So this concludes our call. Thank you to everyone for joining us today. If you have any further questions, please feel free to contact the IR department.

Operator

Ladies and gentlemen, that does conclude our conference for today. You may now disconnect.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of BB&T and SunTrust. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BB&T’s and SunTrust’s current expectations and assumptions regarding BB&T’s and SunTrust’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect BB&T’s or SunTrust’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BB&T and SunTrust, the outcome of any legal proceedings that may be instituted against BB&T or SunTrust, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BB&T and SunTrust do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of BB&T and SunTrust successfully, and the dilution caused by BB&T’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, each of BB&T and SunTrust disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BB&T, SunTrust and factors which could affect the forward-looking statements contained herein can be found in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by its Quarterly Reports on Form 10-Q, and its other filings with the Securities and Exchange Commission (“SEC”), and in SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by its Quarterly Reports on Form 10-Q, and its other filings with the SEC.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger with SunTrust, BB&T has filed with the SEC a registration statement on Form S-4 to register the shares of BB&T’s capital stock to be issued in connection with the merger, as amended on May 7, 2019, June 14, 2019 and June 19, 2019. The registration statement was declared effective by the SEC on June 19, 2019. The registration statement includes a joint proxy statement/prospectus. BB&T and SunTrust commenced mailing the definitive joint proxy statement/prospectus to stockholders on or about June 27, 2019.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BB&T, SUNTRUST, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BB&T at its website, www.bbt.com, or from SunTrust at its website, www.suntrust.com. Documents filed with the SEC by BB&T will be available free of charge by accessing BB&T’s website at http://bbt.com/ under the tab “About BB&T” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, (336) 733-3065, and documents filed with the SEC by SunTrust will be available free of charge by accessing SunTrust’s website at http://suntrust.com/ under the tab “Investor Relations,” and then under the heading “Financial Information” or, alternatively, by directing a request by telephone or mail to SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308, (877) 930-8971.

Participants in the Solicitation

BB&T, SunTrust and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BB&T and SunTrust in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus regarding the proposed transaction and will be included in other relevant materials to be filed with the SEC when they become available. Additional information about BB&T, and its directors and executive officers, may be found in the definitive proxy statement of BB&T relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 19, 2019, and other documents filed by BB&T with the SEC. Additional information about SunTrust, and its directors and executive officers, may be found in the definitive proxy statement of SunTrust relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 8, 2019, and other documents filed by SunTrust with the SEC. These documents can be obtained free of charge from the sources described above.